Form 540 Prescribed by:

Frank LaRose
Ohio Secretary of State

Toll Free: 877.767.3453
Central Ohio: 614.466.3910
OhioSoS.gov
business@OhioSoS.gov
File online or for more information: OhioBusinessCentral.gov

Mail this form to one of the following:

Regular Filing (non expedite)
P.O. Box 1329
Columbus, OH 43216

Expedite Filing (Two business day processing time. Requires an additional $100.00)
P.O. Box 1390
Columbus, OH 43216

For screen readers, follow instructions located at this path.

Certificate of Amendment
(For-Profit, Domestic Corporation)
Filing Fee: $50
Form Must Be Typed

Check appropriate box:

☒ Amendment to existing Articles of Incorporation (125-AMDS)

☐ Amended and Restated Articles (122-AMAP) - The following articles supersede the existing articles and all amendments thereto.

Complete the following information:

Name of Corporation: Park National Corporation

Charter Number: 815582

Check one box below and provide information as required:

☐ The articles are hereby amended by the **Incorporators.** Pursuant to Ohio Revised Code section 1701.70 (A), incorporators may adopt an amendment to the articles by a writing signed by them if initial directors are not named in the articles or elected and before subscriptions to shares have been received.

☐ The articles are hereby amended by the **Directors.** Pursuant to Ohio Revised Code section 1701.70(A), directors may adopt amendments if initial directors were named in articles or elected, but subscriptions to shares have not been received. Also, Ohio Revised Code section 1701.70(B) sets forth additional cases in which directors may adopt an amendment to the articles.

The resolution was adopted pursuant to Ohio Revised Code section 1701.70(B) (In this space insert the number 1 through 10 to provide basis for adoption.)

☒ The articles are hereby amended by the **Shareholders** pursuant to Ohio Revised Code section 1701.71.

☐ The articles are hereby amended and restated pursuant to Ohio Revised Code section 1701.72.

A copy of the resolution of amendment is attached to this document.

Note: If amended articles were adopted, they must set forth all provisions required in original articles except that articles amended by directors or shareholders need not contain any statement with respect to initial stated capital. See Ohio Revised Code section 1701.04 for required provisions.

By signing and submitting this form to the Ohio Secretary of State, the undersigned hereby certifies that he or she has the requisite authority to execute this document.

Required

Must be signed by all incorporators, if amended by incorporators, or an authorized officer if amended by directors or shareholders, pursuant to Ohio Revised Code section 1701.73(B) and (C).

If authorized representative is an individual, then they must sign in the "signature" box and print their name in the "Print Name" box.

If authorized representative is a business entity, not an individual, then please print the business name in the "signature" box, an authorized representative of the business entity must sign in the "By" box and print their name in the "Print Name" box.

David P. Trautman

Signature

By (if applicable)

David L. Trautman, Chairman of the Board and Chief Executive Officer

Print Name

Signature

By (if applicable)

Print Name

ATTACHMENT TO
CERTIFICATE OF AMENDMENT
OF
PARK NATIONAL CORPORATION

RESOLVED, that the shareholders of Park National Corporation hereby adopt the proposed amendment to the Articles of Incorporation of Park National Corporation to add new Article NINTH, the text of which shall read as follows:

> NINTH: No holder of shares of any class of the Corporation shall have the right to vote cumulatively in the election of directors of the Corporation.